EXHIBIT 99.1

Halozyme Contact	Investor Relations Contacts
David A. Ramsay	Ina McGuinness / Bruce Voss
Chief Financial Officer	Lippert/Heilshorn & Associates
(858) 794-8889	(310) 691-7100
dramsay@halozyme.com	imcguinness@lhai.com

HALOZYME THERAPEUTICS REPORTS FOURTH QUARTER
AND YEAR-END 2004 FINANCIAL RESULTS
— FDA Confirms Enhanze SC to be designated a New Chemical Entity —
— Conference Call and Webcast to be Held Today at 8:00 AM PST —

SAN DIEGO, March 9, 2005 – Halozyme Therapeutics, Inc. (AMEX: HTI), a development stage biopharmaceutical company developing and commercializing recombinant human enzymes, today reported progress and financial results for the three months and year ended December 31, 2004.

Fourth Quarter 2004 and Subsequent Highlights include:

•	Halozyme is on track to file a New Drug Application for Enhanze SC in the first quarter of 2005. On March 3, 2005, Halozyme received confirmation from the Food and Drug Administration that Enhanze SCTM will be designated a New Chemical Entity.

•	The receipt of CE (European Conformity) Mark approval for CumulaseTM for the treatment of oocytes to facilitate certain in vitro fertilization (IVF) procedures. The CE Mark allows the company to market Cumulase throughout the European Union (EU), which represents the largest IVF market in the world. Based on European Society of Human Reproduction and Embryology data, approximately 280,000 intracytoplasmic sperm injection (ICSI) cycles are performed annually in the EU.

•	The signing of a commercial manufacturing supply agreement with Avid Bioservices, Inc., under which Avid will manufacture under current good manufacturing practices Halozyme’s first recombinant human enzyme to be used in Cumulase and Enhanze SC, Halozyme’s first two product candidates.

•	The completion in October of a $13.9 million private placement of approximately 7.9 million shares of common stock at $1.75 per share, plus warrants to purchase up to 2.4 million shares of common stock at an exercise price of $2.25 per share.

•	The calling of the first tranche of January 2004 warrants which were exercised to purchase 1,571,682 shares of Halozyme common stock for total cash proceeds to the Company of $2.75 million. The Company intends to redeem 611,399 warrants that were not exercised in connection with the call for $6,114, or $0.01 per share.

•	The listing on the American Stock Exchange® (Amex®) of Halozyme’s common stock, which commenced trading on the Amex under the symbol “HTI” on November 1, 2004.

Fourth Quarter 2004 Financial Results

•	Net loss for the fourth quarter of 2004 was $2.5 million, or $0.05 per share, compared with a net loss for the fourth quarter of 2003 of $1.0 million, or $0.12 per share. Net loss for the full year ended December 31, 2004 was $9.1 million, or $0.26 per share, compared to $2.1 million, or $0.26 per share, for the full year ended December 31, 2003.

•	Research and development expenses for the fourth quarter of 2004 were $1.7 million, compared with $0.4 million for the fourth quarter of 2003, reflecting increased research, development and manufacturing expenses associated with the Company’s Cumulase and Enhanze SC product candidates.

•	General and administrative expenses for the fourth quarter of 2004 were $0.8 million, compared to $0.3 million for the fourth quarter of 2003, reflecting increased personnel costs and the costs of being a public company including those to support compliance with the internal control aspects of the Sarbanes-Oxley legislation.

•	Cash and cash equivalents were $16.0 million at December 31, 2004 compared to $3.5 million at September 30, 2004 and $0.5 million at December 31, 2003.

“We have made significant progress in the fourth quarter and subsequent weeks,” stated Jonathan Lim, MD, Halozyme’s Chairman and CEO. “With the securing of a commercial manufacturer to produce our recombinant human enzyme for use in Cumulase and Enhanze SC, and the additional capital raised through a private placement and warrant call, we believe Halozyme is well-positioned to achieve our clinical and commercialization goals this year.”

Dr. Lim continued, “Building upon our anticipated success with Cumulase and Enhanze SC, we are also excited about potentially bringing Chemophase™, Halozyme’s oncology drug candidate, into the clinic later this year. Chemophase is designed to enhance the delivery of chemotherapeutic agents to tumor tissue, which may renew response to chemotherapy regimens and potentially increase patient survival. We remain on track to achieve our goal of filing an investigational new drug (IND) application with the FDA during the second quarter of 2005.”

Conference Call

Halozyme management will host an investment community conference call today to discuss these topics beginning at 8:00 a.m. PT (11:00 a.m. ET). To participate via telephone please call 888-463-4487 for domestic callers, or 706-679-5355 for international callers. A telephone replay will be available for 48 hours by dialing 800-642-1687 from the U.S., or 706-645-9291 for international callers, and entering reservation number 4452996. The conference call will be broadcast live over the Internet at www.halozyme.com and will be available for 30 days.

About Halozyme Therapeutics, Inc.
Halozyme is a development stage biopharmaceutical company dedicated to developing and commercializing recombinant human enzymes for the infertility, ophthalmology, and oncology communities. The company’s portfolio of products under development is based on intellectual property covering the family of human enzymes known as hyaluronidases. Halozyme’s recombinant human enzymes may replace current animal slaughterhouse-derived enzymes that carry potential risks of animal pathogen transmission and immunogenicity. The versatility of the first enzyme, rHuPH20, enables Halozyme to develop the product as a medical device, drug enhancement agent, and therapeutic biologic.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company’s intention to redeem any unexercised warrants, its products under development, product development plans and regulatory strategy and the regulatory filing and potential launch dates assuming regulatory approval) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-KSB, 10-QSB and other filings with the Securities and Exchange Commission.

(Financial table follows)

Halozyme Therapeutics, Inc.
A Development Stage Company
Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31		December 31
	2004	2003	2004	2003
EXPENSES:
Research and development	$1,700,762	$411,413	$6,517,254	$1,145,420
General and administrative	827,179	278,762	2,570,595	576,452

Total Expenses	2,527,941	690,175	9,087,849	1,721,872
Other income (expense), net	48,829	(311,369)	(3,527)	(393,153)

LOSS BEFORE INCOME TAXES	(2,479,112)	(1,001,544)	(9,091,376)	(2,115,025)
Income Tax Expense	—	—	—	—

NET LOSS	$(2,479,112)	$(1,001,544)	$(9,091,376)	$(2,115,025)

Net loss per share, basic and diluted	$(0.05)	$(0.12)	$(0.26)	$(0.26)

Shares used in computing net loss per share, basic and diluted	47,023,700	8,196,362	35,411,127	8,196,362